Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of DPW Holdings, Inc. on Forms S-8 (File No. 333-217232, 333-222486 and File No. 333-192819) and Forms S-3 (File No. 333-221667, File No. 333-221669, File No. 333-221670, File No. 333-221897 and File No. 333-222132) of our report dated April 17, 2018, which includes an explanatory paragraph as to the company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of DPW Holdings, Inc. as of December 31, 2017 and 2016 and for the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of DPW Holdings, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
New York, NY